Exhibit 23.2

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement Nos. 33-59347, 333-172738, and 333-123767 on From S-8 of The Davey Tree Expert Company of our report dated March 1, 2012, (relating to the financial statements of Davey Tree Expert Co. of Canada, Limited as of and for the years ended December 31, 2011 and 2010, not presented separately herein), appearing in the Annual Report on Form 10-K of The Davey Tree Expert Company for the year ended December 31, 2012.

/s/ Deloitte LLP

Independent Registered Chartered Accountants
Licensed Public Accounts

Burlington, Canada
March 12, 2013